Exhibit 10(a)


TO:            Ron Witcosky

FROM:          Jerry Kelly

SUBJECT:       Employment Agreement

DATED:         August 9, 1996


Since we are both very busy and it is taking some time to finalize my employment agreement and compensation plan, I thought it would be a good idea to get the highlights of what we agreed to on paper before we both forget what they are.

Following is a recap of the major elements that we agreed to.

1.   Salary:  $125,000 annual (FYI, this has been put in place by Dale).

2. Bonus opportunity: $25,000 annual, based on achieving select goals and performance criteria. I have sent you some ideas in this area

3.   Stock option:  50,000 shares.

4. Employment agreement term: Two years with salary and family insurance benefits guaranteed unless termination for willful misconduct.

5. Severance package (following employment agreement term): One year salary and family insurance benefits.

Please let me know if the above is consistent with your understanding.  Thanks.